Exhibit 10.10
AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) by and between Warrior Met Coal, Inc. (the “Company”), and Charles Lussier (“Executive”) (collectively, the “Parties”) is entered into as of February 10, 2025 (the “Effective Date”).

WHEREAS, the Company and Executive previously entered into an employment agreement, effective as of March 1, 2020 (the “Prior Agreement”); and

WHEREAS, the Company and Executive wish to continue Executive’s employment with the Company pursuant to the terms, provisions and conditions set forth in this Agreement, which will replace the Prior Agreement in its entirety.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, understandings, representations, warranties, undertakings and promises hereinafter set forth, intending to be legally bound thereby, the Parties agree as follows:

1.     Employment Period. Executive shall be employed by the Company for a period commencing as of the Effective Date and continuing until such time as Executive’s employment is terminated in accordance with Section 3 hereof (the “Employment Period”). Upon Executive’s termination of employment with the Company for any reason, Executive shall immediately resign all positions with the Company or any of its affiliates, including any position as a member of the Company’s Board of Directors (the “Board”).

2.	Terms of Employment.
(a) Position. During the Employment Period, Executive shall serve as Chief Commercial Officer of the Company and will perform such duties and exercise such supervision with regard to the business of the Company as are commensurate with such position, including such duties as may be prescribed from time to time by the Chief Executive Officer of the Company (the “CEO”). Executive shall report directly to the CEO and, if reasonably requested by the Board, Executive hereby agrees to serve (without additional compensation) as an officer and director of the Company or any of its affiliates.

(b) Duties. During the Employment Period, Executive shall have such responsibilities, duties and authority that are commensurate with Executive’s position, subject at all times to the control of the CEO, and shall perform such services as customarily are provided by an executive of a corporation with Executive’s position and such other services consistent with Executive’s position, as shall be assigned to Executive from time to time by the CEO. During the Employment Period, and excluding any periods of vacation and sick leave to which Executive is entitled, Executive agrees to devote all of Executive’s business time to the business and affairs of the Company and to use Executive’s commercially reasonable efforts to perform faithfully, effectively and efficiently Executive’s responsibilities and obligations hereunder. Executive shall be entitled to engage in charitable and educational activities and to manage Executive’s personal and family investments, to the extent such activities are not competitive with the business of the Company, do not interfere with the performance of Executive’s duties for the Company and are otherwise consistent with the Company’s governance policies.

(c) Compensation.

(i) Base Salary. During the Employment Period, Executive shall receive an annual base salary in an amount equal to three hundred ninety eight thousand three hundred two dollars ($398,302), less all applicable withholdings, which shall be paid in accordance with the customary payroll practices of the Company and prorated for partial calendar years of employment (as in effect from time to time, the “Annual Base Salary”). The Annual Base Salary shall be subject to annual review by the Board, in its sole discretion, for possible increase and any such increased Annual Base Salary documented in the form of a resolution adopted by the Board or an amendment to this Agreement shall constitute “Annual Base Salary” for purposes of this Agreement.

(ii) Annual Bonus. During the Employment Period, with respect to each completed fiscal year of the Company, Executive shall be eligible to receive a bonus (the “Bonus”) with a target amount equal to eighty percent (80%) of Annual Base Salary contingent upon the achievement of qualitative and quantitative performance goals approved by the Board. The Bonus, if any, shall be paid in accordance with the terms of the applicable bonus plan as in effect from time to time, and shall require that Executive be employed with the Company on the date of payment of such Bonus.

(iii) Equity Awards. During the Employment Period, Executive shall be entitled to receive equity awards under the Warrior Met Coal, Inc. 2017 Equity Incentive Plan and any other incentive compensation plan or arrangement adopted by the Company from time to time in which similarly situated executives of the Company are eligible to participate, in amounts and at times determined by and subject to approval of the Board.

(iv) Benefits. During the Employment Period, Executive shall be eligible to participate in all retirement, compensation and employee benefit plans, practices, policies and programs provided by the Company to the extent applicable generally to other executives of the Company (except severance plans, policies, practices or programs) subject to the eligibility criteria set forth therein, as such may be amended or terminated from time to time.

(v) Expenses. During the Employment Period, Executive shall be entitled to receive reimbursement for all reasonable business expenses incurred by Executive in performance of Executive’s duties hereunder provided that Executive provides all necessary documentation in accordance with the Company’s policies.

(vi) Indemnification. The Company shall indemnify Executive, to the fullest extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by Executive, including the cost and expenses of legal counsel, in connection with any action, suit or proceeding (collectively a “Proceeding”) to which Executive may be made a party by reason of Executive being or having been an officer, director or employee of the Company or any of its affiliates. Notwithstanding the preceding, Executive shall not be entitled to indemnification in connection with any gross negligence or willful misconduct of Executive. Executive shall be covered during the entire term of this Agreement and thereafter for at least six (6) years by officer and director liability insurance in amounts and on terms similar to that afforded to other executives and/or directors of the Company and its affiliates.

3.	Termination of Employment.
(a) Death or Disability. Executive’s employment shall terminate automatically upon Executive’s death. If Executive becomes subject to a Disability (as defined below) during the Employment Period, the Company may give Executive written notice in accordance with Sections 3(f) and 10(g) hereof of its intention to terminate Executive’s employment. For purposes of this Agreement, “Disability” means, as determined in the Company’s sole discretion, Executive’s inability to perform Executive’s duties hereunder by reason of any medically determinable physical or mental impairment for a period of six (6) months or more in any twelve (12)-month period.

(b) Cause. Executive’s employment may be terminated at any time by the Company for Cause (as defined below). For purposes of this Agreement, “Cause” means Executive’s (i) commission of, conviction for, plea of guilty or nolo contendere to a felony or a crime involving moral turpitude, or other material act or omission involving dishonesty or fraud, (ii) engaging in conduct that constitutes fraud or embezzlement, (iii) engaging in conduct that constitutes gross negligence or willful gross misconduct that results or could reasonably be expected to result in harm to the Company’s or any of its affiliates’ business or reputation, (iv) breach of any material terms of Executive’s employment, which results or could reasonably be expected to result in harm to the Company’s or any of its affiliates’ business or reputation, (v) continued willful failure to substantially perform Executive’s duties or (vi) breach of any material policy of the Company or any of its affiliates that is applicable to employees generally that is reasonably likely to result in demonstrable harm to the Company or any of its affiliates. Executive’s employment shall not be terminated for “Cause” within the meaning of clauses (iv), (v) or (vi) above unless Executive has been given written notice stating the basis for such termination and Executive is given fifteen (15) days to cure, to the extent curable, the act or omission that is the basis of any such claim.

(c) Termination Without Cause. The Company may terminate Executive’s employment hereunder without Cause at any time.

(d) Good Reason. Executive’s employment may be terminated at any time by Executive for Good Reason (as defined below) upon thirty (30) days’ prior written notice following the occurrence of the event giving rise to the termination for Good Reason. For purposes of this Agreement, “Good Reason” means voluntary resignation after any of the following actions taken by the Company without Executive’s written consent: (i) a material diminution in Executive’s responsibilities, title, authority or reporting structure, including a requirement that Executive directly report to anyone other than the CEO of the ultimate parent company, (ii) any material failure to pay compensation when due, (iii) a reduction in base pay or bonus opportunity other than reductions applicable to senior executives generally, (iv) relocation of Executive’s principal place of business by more than 50 miles that materially increases Executive’s commute, or (v) any other material breach of this Agreement by the Company. Executive’s employment shall not be terminated for Good Reason unless Executive has given the Company written notice stating the condition that is the basis for such termination within thirty (30) days following the initial occurrence of the event or condition allegedly constituting Good Reason and the Company fails to cure such condition within fifteen (15) days following receipt of such notice.

(e) Voluntary Termination. Executive’s employment may be terminated at any time by Executive without Good Reason upon thirty (30) days’ prior written notice.

(f) Notice of Termination. Any termination by the Company for Cause, without Cause or by reason of Disability, or by Executive for Good Reason or without Good Reason, shall be communicated by Notice of Termination (as defined below) to the other party hereto given in accordance with Section 10(g) hereof. For purposes of this Agreement, a “Notice of Termination” means a written notice that (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of Executive or the Company hereunder or preclude Executive or the Company from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

(g) Date of Termination. For purposes of this Agreement, “Date of Termination” means (i) if Executive’s employment is terminated by the Company for Cause, without Cause or by reason of Disability, the date of Executive’s receipt of the Notice of Termination or any later date specified therein pursuant to Section 3(f) hereof, (ii) if Executive’s employment is terminated by Executive for Good Reason or without Good Reason, the date specified in the Notice of Termination pursuant to Section 3(f) hereof and (iii) if Executive’s employment is terminated by reason of death, the date of death.

4.	Obligations of the Company upon Termination.
(a) Without Cause; For Good Reason. If during the Employment Period, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then the Company shall provide Executive with the following payments and/or benefits:

(i) the Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination in a lump sum to the extent not previously paid, (A) the Annual Base Salary through the Date of Termination, (B) the amount of any unpaid expense reimbursements to which Executive may be entitled pursuant to Section 2(c)(v) hereof, and (C) any other vested payments or benefits to which Executive or Executive’s estate may be entitled to receive under any of the Company’s benefit plans or applicable law, in accordance with the terms of such plans or law (clauses (A)-(C), the “Accrued Obligations”);

(ii) subject to Section 4(e) hereof, the Company shall pay Executive an amount equal to one times (1x) Executive’s Annual Base Salary as in effect as of the Date of Termination in substantially equal installments in accordance with the Company’s customary payroll practices, commencing on the first payroll date occurring on or after the date that is sixty (60) days following the Date of Termination (with the first installment inclusive of the installments that would have otherwise been payable during such initial sixty (60) day period) and ending on the first anniversary of the Date of Termination (the “Severance Payment”);

(iii) subject to Section 4(e) hereof, after a Date of Termination occurring following the third quarter of the Company’s fiscal year, the Company shall pay Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination a prorated bonus for the year of termination based on the number of days in such year elapsed through the Date of Termination, with the amount thereof determined based on the actual result of the Company for such year and payable when bonuses for such year are generally paid to employees of the Company (the “Prorated Bonus”); and

(iv) subject to Section 4(e) hereof, upon a Date of Termination occurring within thirty (30) days prior to a vesting date relating to an equity award previously granted to Executive, the portion of such award that would have become vested within such thirty (30)-day period shall vest.

(b) Without Cause or For Good Reason following a Change in Control. If during the Employment Period, a Change in Control (as defined below) occurs and within twelve (12) months following the occurrence of such Change in Control, the Company shall terminate Executive’s employment without Cause or Executive shall terminate Executive’s employment for Good Reason, then, in lieu of the payments and benefits described in Section 4(a) hereof, the Company shall provide Executive with the following payments and/or benefits:

(i) the Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination a lump sum amount equal to the Accrued Obligations;

(ii) subject to Section 4(e) hereof, the Company shall pay to Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination a lump sum amount equal to one and one-half times (1.5x) Executive’s Annual Base Salary as in effect as of the Date of Termination (the “Enhanced Severance Payment”);

(iii) subject to Section 4(e) hereof, after a Date of Termination occurring following the third quarter of the Company’s fiscal year, the Company shall pay Executive as soon as reasonably practicable but no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination the Prorated Bonus; and

(iv) subject to Section 4(e) hereof, upon a Date of Termination occurring within thirty (30) days prior to a vesting date relating to an equity award previously granted to Executive, the portion of such award that would have become vested within such thirty (30)-day period shall vest.

For purposes of this Agreement, “Change in Control” means, with respect to the Company, the first to occur of any of the following: (i) the acquisition by any person or “group” (as defined in section 13(d) of the Securities Exchange Act of 1934, as amended), other than by (A) the Company or any of its affiliates or (B) any employee benefit plan of the Company or any of its affiliates, through one transaction or a series of related transactions, of more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the Company; (ii) the merger or consolidation of the Company as a result of which persons who were stockholders of the Company immediately prior to such merger or consolidation, do not, immediately thereafter, own, directly or indirectly, fifty percent (50%) or more of the combined voting power entitled to vote generally in the election of directors of the merged or consolidated company; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries (determined on a consolidated basis), through one transaction or a series of related transactions occurring during any period of twelve (12) consecutive months, to one or more persons who are not, immediately prior to such sale, transfer or other disposition, stockholders or affiliates of the Company.

Notwithstanding the foregoing, a “Change of Control” shall not be deemed to occur (i) unless such transaction satisfies the requirements of Treasury Regulation Section 1.409A-3(i)(5)(v) or (vii) or (ii) upon the occurrence of any liquidation or dissolution of the Company, including if the Company files for bankruptcy, liquidation or reorganization under the United States Bankruptcy Code.

(c) Death or Disability. If Executive’s employment shall be terminated by reason of Executive’s death or Disability, then the Company shall provide Executive with the Accrued Obligations within ninety (90) days of the date of death or Executive’s receipt of the Notice of Termination, as applicable. Thereafter, the Company shall have no further obligation to Executive or Executive’s legal representatives.

(d) Cause; Other than for Good Reason. If Executive’s employment shall be terminated by the Company for Cause or by Executive without Good Reason, then the Company shall have no further obligations to Executive other than for payment of the Accrued Obligations no later than the 15th day of the third month following the end of the calendar year that contains the Date of Termination.

(e) Separation Agreement and General Release. The Company’s obligation to provide the Severance Payment, the Enhanced Severance Payment or the Prorated Bonus is conditioned on Executive’s or Executive’s legal representative’s executing a separation agreement and general release of claims related to or arising from Executive’s employment with the Company or the termination of employment, against the Company and its affiliates (and their respective officers and directors) in a form reasonably determined by the Company, which shall be provided by the Company to Executive within five (5) days following the Date of Termination; provided, that, if Executive should fail to execute (or revokes) such release within sixty (60) days following the Date of Termination, the Company shall not have any obligation to provide the Severance Payment, the Enhanced Severance Payment or the Prorated Bonus. If Executive executes the release within such sixty (60) day period and does not revoke the release within seven (7) days following the execution of the release, the Severance Payment, the Enhanced Severance Payment and the Prorated Bonus will be provided in accordance with Section 4(a)(ii), Section 4(a)(iii) or Section 4(b)(ii) hereof, as applicable.

5.	Restrictive Covenants.
(a) Non-Solicitation. In consideration of Executive’s employment and receipt of payments hereunder, during the period commencing on the Effective Date and ending twenty-four (24) months after the Date of Termination, Executive shall not directly, or indirectly through another person, (x) induce or attempt to induce any employee, representative, agent or consultant of the Company or any of its affiliates to leave the employ or services of the Company or any of its affiliates, or in any way interfere with the relationship between the Company or any of its affiliates and any employee, representative, agent or consultant thereof, (y) hire any person who was an employee, representative, agent or consultant of the Company or any of its affiliates at any time during the twelve (12)-month period immediately prior to the date on which such hiring would take place or (z) directly or indirectly call on, solicit or service any customer, supplier, licensee, licensor, representative, agent or other business relation of the Company or any of its affiliates in order to induce or attempt to induce such person to cease doing business with, or reduce the amount of business conducted with, the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor, representative, agent or business relation of the Company or any of its affiliates. No action by another person or entity shall be deemed to be a breach of this provision unless Executive directly or indirectly assisted, encouraged or otherwise counseled such person or entity to engage in such activity.

(b) Non-Competition. Executive hereby acknowledges that it is familiar with the Confidential Information (as defined below) of the Company and its subsidiaries. Executive acknowledges and agrees that the Company would be irreparably damaged if Executive were to provide services to any person competing with the Company or any of its subsidiaries or engaged in a similar business and that such competition by Executive would result in a significant loss of goodwill by the Company. Therefore, Executive agrees that during the period commencing on the

Effective Date and ending twelve (12) months after the Date of Termination, Executive shall not (and shall cause each of Executive’s affiliates not to) directly or indirectly own any interest in, manage, control, participate in (whether as an officer, director, manager, employee, partner, equity holder, member, agent, representative or otherwise), consult with, render services for, or in any other manner engage in any business engaged directly or indirectly, in the Geographic Area (as defined below), in the business of the Company or any of its subsidiaries as currently conducted or proposed to be conducted as of the Date of Termination; provided, that nothing herein shall prohibit Executive from being a passive owner of not more than five percent (5%) of the outstanding stock of any class of a corporation which is publicly traded so long as Executive does not have any active participation in the business of such corporation. For purposes of this Agreement, the “Geographic Area” means North America.

(c) Non-Disclosure; Non-Use of Confidential Information. Subject to Section 5(f) hereof, Executive shall not disclose or use at any time, either during Executive’s employment with the Company or any of its affiliates or at any time thereafter, any Confidential Information of which Executive is or becomes aware, whether or not such information is developed by Executive, except to the extent that such disclosure or use is directly related to and required by Executive’s performance in good faith of duties assigned to Executive by the Company or any of its affiliates. Executive will take all appropriate steps to safeguard Confidential Information in Executive’s possession and to protect it against disclosure, misuse, espionage, loss and theft. Executive shall deliver to the Company at the termination of Executive’s employment with the Company or any of its affiliates, or at any time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information or the Work Product (as defined below) of the business of the Company or any of its affiliates that Executive may then possess or have under Executive’s control.

(d) Proprietary Rights. Executive recognizes that the Company and its affiliates possess a proprietary interest in all Confidential Information and Work Product and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company or any of its affiliates and Executive in writing. Executive expressly agrees that any Work Product made or developed by Executive or Executive’s agents during the course of Executive’s employment, including any Work Product which is based on or arises out of Work Product, shall be the property of and inure to the exclusive benefit of the Company and its affiliates. Executive further agrees that all Work Product developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of Executive’s employment with the Company or any of its affiliates, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing.

(e) Certain Definitions.

(i) As used herein, the term “Confidential Information” means information that is not generally known to the public (but for purposes of clarity, Confidential Information shall never exclude any such information that becomes known to the public because of Executive’s unauthorized disclosure) and that is used, developed or obtained by the Company or any of its affiliates in connection with its business, including, but not limited to, information, observations and data obtained by Executive while employed by the Company or any of its affiliates concerning (A) the business or affairs of the Company or any of its affiliates, (B) products or services, (C) fees, costs and pricing structures, (D) designs, (E) analyses, (F) drawings, photographs and reports, (G) computer software, including operating systems, applications and program listings, (H) flow charts, manuals and documentation, (I) databases, (J) accounting and business methods, (K) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (L) customers, clients and lists thereof, (M) other copyrightable works, (N) all production methods, processes, technology and trade secrets, and (O) all similar and related information in whatever form. Confidential Information will not include any information that has been published in a form generally available to the public (except as a result of Executive’s unauthorized disclosure) prior to the date Executive proposes to disclose or use such information. Confidential Information will not be deemed to have been published or otherwise disclosed merely because individual portions of the information have been separately published, but only if all material features comprising such information have been published in combination.

(ii) As used herein, the term “Work Product” means all inventions, innovations, improvements, technical information, systems, software developments, methods, designs, analyses, drawings, reports, service marks, trademarks, trade names, logos and all similar or related information (whether patentable or unpatentable) that relates to the Company’s or any of its affiliates’ actual or anticipated business, research and development or existing or future products or services and that are conceived, developed or made by Executive (whether or not during usual business hours and whether or not alone or in conjunction with any other person) while employed by the Company or any of its affiliates, together with all patent applications, letters patent, trademark, trade name and service mark applications or registrations, copyrights and reissues thereof that may be granted for or upon any of the foregoing.

(f) Government Agencies. Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (“Government Agency”). This Agreement does not limit Executive’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be commenced by any Government Agency, including providing documents or other information without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agency.

(g) Enforcement. If Executive commits a breach of any of the provisions of this Section 5 or Section 6 hereof, the Company shall have the right and remedy to have the provisions specifically enforced by any court having jurisdiction, it being acknowledged and agreed by Executive that the services being rendered hereunder to the Company or any of its affiliates are of a special, unique and extraordinary character and that any such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Such right and remedy shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Accordingly, Executive consents to the issuance of an injunction, whether preliminary or permanent, consistent with the terms of this Agreement (without posting a bond or other security) if the Company establishes a violation of this Section 5 or Section 6 hereof.

(h) Blue Pencil. If, at any time, the provisions of this Section 5 shall be determined to be invalid or unenforceable under any applicable law, by reason of being vague or unreasonable as to area, duration or scope of activity, this Agreement shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter and Executive and the Company agree that this Agreement as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(i) Tolling. The periods during which the covenants set forth in this Section 5 shall survive shall be tolled during (and shall be deemed automatically extended by) any period during which Executive is in violation of any such covenants, to the extent permitted by applicable law.

(j) Severance Payment. In addition to the foregoing, and not in any way in limitation of any right or remedy otherwise available to the Company, if Executive violates this Section 5 or Section 6 hereof, any Severance Payment or Enhanced Severance Payment then or thereafter due from the Company to Executive shall be terminated immediately and the Company’s obligation to pay and Executive’s right to receive such Severance Payment or Enhanced Severance Payment shall terminate and be of no further force or effect.

(k) EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS CAREFULLY READ THIS SECTION 5 AND HAS HAD THE OPPORTUNITY TO REVIEW ITS PROVISIONS WITH ANY ADVISORS AS EXECUTIVE CONSIDERED NECESSARY AND THAT EXECUTIVE UNDERSTANDS THIS AGREEMENT’S CONTENTS AND SIGNIFIES SUCH UNDERSTANDING AND AGREEMENT BY SIGNING BELOW.

6.     Non-Disparagement. During the Employment Period and at all times thereafter, neither Executive or Executive’s agents, on the one hand, nor the Company, its affiliates, or any of its or their officers or directors, on the other hand, shall directly or indirectly issue or communicate any public statement, or statement likely to become public, that maligns, denigrates or disparages the other. The foregoing shall not be violated by (i) truthful responses to legal process or governmental inquiry, (ii) private statements to the Company, its affiliates or any of its or their officers, directors or employees or (iii) communications with any Government Agency; provided, that, in the case of Executive, with respect to clause (ii), such statements are made in the course of carrying out Executive’s duties pursuant to this Agreement.

7.    Confidentiality of Agreement. The Parties agree that the consideration furnished under this Agreement, the discussions and correspondence that led to this Agreement, and the terms and conditions of this Agreement are private and confidential. Except in connection with any complaint with or investigation by any Government Agency or as may be required by applicable law, regulation or stock exchange requirement, neither Party may disclose the above information to any other person or entity without the prior written approval of the other.

8.     Compensation Recovery Policy. If any of the Company’s financial statements are required to be restated due to errors, omissions, fraud or misconduct (including, but not limited to, circumstances where the Company has been required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission), the Compensation Committee of the Board or the Board may, in its sole discretion but acting in good faith, direct that the Company recover all or a portion of any cash incentive, equity compensation or severance disbursements paid to Executive with respect to any fiscal year of the Company for which the financial results are negatively affected by such restatement.

9.    Executive’s Representations, Warranties and Covenants. Executive hereby represents and warrants to the Company that:

(a) Executive has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and this Agreement has been duly executed by Executive;

(b) the execution, delivery and performance of this Agreement by Executive does not and will not, with or without notice or the passage of time, conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject;

(c) Executive is not a party to or bound by any employment agreement, consulting agreement, non-compete agreement, fee for services agreement, confidentiality agreement or similar agreement with any other person;

(d) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a legal, valid and binding obligation of Executive, enforceable in accordance with its terms;

(e) Executive understands that the Company will rely upon the accuracy and truth of the representations and warranties of Executive set forth herein and Executive consents to such reliance; and

(f) as of the date of execution of this Agreement, Executive is not in breach of any of its terms, including having committed any acts that would form the basis for a Cause termination if such act had occurred after the Effective Date.

10.     General Provisions.

(a) Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable under any present or future law, and if the rights and obligations of any party under this Agreement will not be materially and adversely affected thereby, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction; furthermore, in lieu of such invalid or unenforceable provision there will be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such invalid or unenforceable provision as may be possible.

Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

(b) Entire Agreement and Effectiveness. Effective as of the Effective Date, this Agreement embodies the complete agreement and understanding among the Parties hereto with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way, including, without limitation, the Prior Agreement.

(c) Successors and Assigns.

(i) This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

(ii) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

(d) Governing Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY.

(e) Enforcement.

(i) Arbitration. Except for disputes arising under Section 5 or Section 6 hereof (including, without limitation, any claim for injunctive relief), any controversy, dispute or claim arising out of or relating to this Agreement, or its interpretation, application, implementation, breach or enforcement which the Parties are unable to resolve by mutual agreement, shall be settled by submission by either Executive or the Company of the controversy, claim or dispute to binding arbitration in Alabama (unless the Parties agree in writing to a different location), before a single arbitrator in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association then in effect. In any such arbitration proceeding, the Parties agree to provide all discovery deemed necessary by the arbitrator. The decision and award made by the arbitrator shall be accompanied by a reasoned opinion, and shall be final, binding and conclusive on all Parties hereto for all purposes, and judgment may be entered thereon in any court having jurisdiction thereof. The Company will bear the totality of the arbitrator’s and administrative fees and costs. Each Party shall bear its own litigation costs and expenses; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his or her reasonable attorney’s fees and costs. Upon the request of either of the Parties, at any time prior to the beginning of the arbitration hearing, the Parties may attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association. The Company will bear the totality of the mediator’s and administrative fees and costs.

(ii) Remedies. All remedies hereunder are cumulative, are in addition to any other remedies provided for by law and may, to the extent permitted by law, be exercised concurrently or separately, and the exercise of any one remedy shall not be deemed to be an election of such remedy or to preclude the exercise of any other remedy.

(iii) Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(f) Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall be construed as a waiver of such provisions or affect the validity, binding effect or enforceability of this Agreement or any provision hereof.

(g) Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, transmitted via telecopier, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, when received if transmitted via telecopier, five (5) days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service.

If to the Company, to:

Warrior Met Coal, Inc.
16243 Highway 216
Brookwood, AL 35444
Attention: Chief Executive Officer

with a copy (which shall not constitute notice) to:

Maynard Nexsen PC
1901 Sixth Ave. North
Suite 1700
Birmingham, AL 35203
Attention: Maggie Cornelius

If to Executive, to:

Executive’s home address most recently on file with the Company.

(h) Withholdings Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(i) Survival of Representations, Warranties and Agreements. All representations, warranties and agreements contained herein shall survive the consummation of the transactions contemplated hereby indefinitely.

(j) Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement. All references to a “Section” in this Agreement are to a section of this Agreement unless otherwise noted.

(k) Construction. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.

(l) Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(m) Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the benefits set forth herein either shall either be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), or shall comply with the requirements of such provision. Notwithstanding anything in this Agreement or elsewhere to the contrary, distributions upon termination of Executive’s employment may only be made upon a “separation from service” as determined under Code Section 409A. Each payment under this Agreement or otherwise shall be treated as a separate payment for purposes of Code Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Code Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’ expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year. Notwithstanding any provision in this Agreement to the contrary, if on the date of his termination from employment with the Company, Executive is deemed to be a “specified employee” within the meaning of Code Section 409A and the Final Treasury Regulations using the identification methodology selected by the Company from time to time, or if none, the default methodology under Code Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit. Notwithstanding any of the foregoing to the contrary, the Company and its officers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Code Section 409A, and none of the foregoing shall have any liability for the failure of the terms of this Agreement as written to comply with, or be exempt from, the provisions of Code Section 409A.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

WARRIOR MET COAL, INC.

By: /s/ Walter J. Scheller, III
Name: Walter J. Scheller, III
Title: Chief Executive Officer

EXECUTIVE

/s/ Charles Lussier
Charles Lussier